 GLOBALSTAR ANNOUNCES THIRD QUARTER 2025 FINANCIAL RESULTS
Reports revenue growth; reaffirms financial outlook

•Generated third quarter 2025 revenue of $73.8 million, reaching a record high, driven by higher wholesale capacity services and subscriber equipment sales
•Advanced the development of the Extended MSS Network, including expansion and upgrade of global ground infrastructure to support third-generation C-3 satellite system, utilizing ongoing prepayment funding from wholesale capacity customer
•Gained market traction and generated strong sales with subscriber product portfolio, including the availability of a new two-way module, RM200M, on a global basis
•Received an initial order from a new warehouse automation customer utilizing XCOM RAN technology

Covington, LA, November 6, 2025 -- Globalstar, Inc. (Nasdaq: GSAT) (“Globalstar” or the “Company”) announced its financial results for the third quarter ended September 30, 2025 and reiterated its financial guidance for the year, with revenue expected to be in the range of $260 million to $285 million, and Adjusted EBITDA margin expected to be approximately 50%.

“We are pleased with the significant progress we have made in the third quarter,” said Globalstar CEO, Dr. Paul E. Jacobs. “Our strong financial results reflect the team's successful execution of our business plan and product roadmap, from expanding our global ground infrastructure and progressing our next-generation C-3 satellite system, to launching our two-way Commercial IoT device on a global basis and advancing XCOM RAN sales through completion of a new supply agreement and receipt of an initial order from a new warehouse automation customer. We believe these milestones reflect the trust of our partners, the strength of our products and technologies, and the growing demand for Globalstar’s satellite and terrestrial connectivity solutions. As our pace of focused innovation accelerates on the ground, in the sky and in space, we are attracting new partners and expanding our opportunities with existing ones.”

Dr. Jacobs continued, “This is an exciting time to be in the satellite connectivity industry, and our globally harmonized spectrum offers enormous potential. Recent sales of assets with less global coverage indicated values that reflect very well on Globalstar’s assets. New innovations in the satellite industry and across the telecommunications ecosystem, coupled with our unique global spectrum bands, can drive disruptive service models that will benefit customers, enterprises and governments worldwide.”

RECENT OPERATIONAL HIGHLIGHTS

•C-3 Constellation Preparation Continues with Ground Network Expansion Worldwide: Globalstar continued the rapid build-out of its worldwide ground network, strengthening capacity and resilience in preparation for future service growth. During the third quarter of 2025, the Company made significant progress towards the expansion and construction of facilities across multiple continents, including Europe, Asia and North America.

•Globalstar Progresses Robotics Partnership through XCOM RAN: Leveraging XCOM RAN technology, Globalstar executed a new supply agreement and received an initial order from a new warehouse automation customer, representing an expansion of the existing private-network program. This is a significant milestone as we transition the technology out of the development and proof of concept phases into commercialization.

•Two-Way RM200M Module Reaches Global Availability and IoT Device Sales Strong in Third Quarter: The RM200M two-way module is now globally available, having received numerous certifications in key markets. Designed for integration into IoT and industrial solutions, the RM200M is laying the groundwork for broader commercial rollouts. Sales have been strong in legacy subscriber devices as well, with continued demand for hardware supporting personal safety, remote monitoring, and asset-tracking applications across transportation, energy and government markets.

•HIBLEO-XL-1 Bring-Into-Use is Filed to Expand Operational Frequencies: Building on its infrastructure investment, Globalstar announced plans to bring its HIBLEO XL-1 satellite system filing into use. This system represents the foundation for the Company’s next era of mobile satellite services, adding new satellites, orbital shells, and frequency bands to extend capacity and enable advanced capabilities for future markets.

THIRD QUARTER FINANCIAL REVIEW

Revenue

Total revenue for the third quarter of 2025 was $73.8 million, including $69.6 million of service revenue and $4.2 million of revenue generated from subscriber equipment sales.

Service revenue increased $0.7 million compared to the prior year's third quarter due primarily to higher wholesale capacity services revenue resulting from additional service fees associated with the reimbursement of network-related costs. Commercial IoT service revenue also increased from the prior year's third quarter due to a higher number of subscribers. Partially offsetting these increases was a decline in Duplex and SPOT service revenue due to subscriber churn over the last twelve months.

Revenue from subscriber equipment sales benefited from a higher volume of Commercial IoT device sales, which increased Commercial IoT equipment revenue by 60% during the third quarter of 2025 compared to the prior year's third quarter. We expect the recently announced commercial availability of RM200M, our two-way module, to drive additional demand.

Income from Operations

Income from operations was $10.2 million during the third quarter of 2025, compared to $9.4 million during the prior year's third quarter.

During the third quarter of 2025, cost of services, marketing, general and administrative ("MG&A") expenses and cost of subscriber equipment sales (commensurate with the increase in equipment sales revenue) increased, offset partially by lower stock-based compensation expenses.

Higher cost of services compared to the prior year’s third quarter resulted primarily from network operating costs to support our new and upgraded global ground infrastructure. A significant portion of these costs are reimbursed to us, and this consideration is recognized as revenue. Additionally, higher costs to support XCOM as well as personnel costs to support product development and other growth opportunities also contributed to the increase in cost of services during the third quarter. MG&A expense was higher than the prior year's third quarter due primarily to higher personnel costs.

Net Income

Net income was $1.1 million for the third quarter of 2025, compared to $9.9 million for the prior year's third quarter. This decrease was due primarily to non-cash items, including higher interest expense resulting from our recognition of non-cash imputed interest related to the 2024 Prepayment Agreement (as defined in our periodic reports) as well as net foreign currency losses due to the remeasurement of intercompany balances. A non-cash gain on the quarterly mark-to-market adjustment of our derivative asset partially offset these unfavorable items.

Adjusted EBITDA

Adjusted EBITDA was $37.6 million during the third quarter of 2025 compared to $42.8 million during the prior year's third quarter. Higher revenue was offset by an increase in operating expenses (excluding adjustments for non-cash or non-recurring items) due to investment in growth opportunities. Specifically, while we continue to enhance and develop our XCOM RAN product and service offerings, we incur costs, primarily for personnel, in advance of significant revenue.

Adjusted EBITDA is a non-GAAP financial measure. For more information, refer to “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA.”

YEAR TO DATE FINANCIAL REVIEW

Revenue

During the first nine months of 2025, total revenue was $201.0 million, including $189.9 million in service revenue and $11.1 million in revenue from subscriber equipment sales. This 6% increase in total revenue compared to the same period in 2024 was due primarily to an increase in wholesale capacity services revenue and higher Commercial IoT subscribers and device sales.

Similar to the quarterly increase discussed above, service revenue for the first nine months of 2025 increased $9.9 million, or 6%, due primarily to higher wholesale capacity services, which have expanded over this period and also due to the timing of service fees associated with the reimbursement of network-related costs.

Higher Commercial IoT subscribers also contributed to the increase in service revenue for the first nine months of 2025, generating a 4% increase in Commercial IoT service revenue and a 47% increase in revenue from device sales. Fewer SPOT and Duplex subscribers partially offset the increase in service revenue.

Income from Operations

Income from operations was $7.8 million for the first nine months of 2025 compared to $3.3 million for the same period in 2024. This improvement was due to higher revenue (as discussed above), offset partially by higher operating expenses.

The increase in operating expenses compared to the same period in 2024 was driven by higher cost of services, MG&A and cost of subscriber equipment sales (commensurate with the increase in equipment sales revenue), as well as a loss on disposal of assets during the first quarter of 2025. These items were offset partially by lower stock-based compensation.

The drivers of higher cost of services and MG&A expense for the first nine months of 2025 compared to the same period in 2024 are generally consistent with the quarterly increases noted above. Costs incurred to enhance and develop our XCOM RAN product and service offerings were also impacted by our recognition of certain non-cash amortized costs beginning in May 2024. Additionally, subscriber product development costs increased in line with progress made on the RM200M and a next-generation SPOT device.

Operating expenses were favorably impacted by employee retention credits received in the first and second quarters of 2025 as a result of our eligibility under the provisions of the Coronavirus Aid, Relief and Economic Security Act (the "CARES Act") for 2021. The total credits of $3.9 million reduced operating expenses during the first nine months of 2025, of which $2.7 million was allocated to cost of services and $1.2 million was allocated to MG&A expense, based on the employee costs incurred during the eligible period.

Net Income (Loss)

Net income was $3.0 million for the first nine months of 2025, compared to a net loss of $12.9 million for the same period in 2024. This improvement was due primarily to higher revenue (discussed above), a non-cash gain on the quarterly mark-to-market adjustment of our derivative asset as well as net foreign currency gains due to the remeasurement of intercompany balances. These favorable items were offset partially by higher operating expenses (discussed above) as well as higher interest expense resulting from our recognition of non-cash imputed interest related to the 2024 Prepayment Agreement.

Adjusted EBITDA

Adjusted EBITDA was $103.7 million during the first nine months of 2025, compared to $105.0 million during the same period in 2024. Higher revenue was offset by an increase in operating expenses (excluding adjustments for non-cash or non-recurring items) due to investment in growth opportunities, including the development of XCOM RAN product and service offerings.

For more information, refer below to “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA.”

Liquidity

As of September 30, 2025, we held cash and cash equivalents of $346.3 million, compared to $391.2 million as of December 31, 2024. During the first nine months of 2025, net cash flows generated from operations were $445.8 million, capital expenditures were $485.9 million and net cash flows used in financing activities were $6.1 million. Cash and cash equivalents were also positively impacted by a $1.3 million effect of exchange rate changes. The net decrease in cash and cash equivalents during the first nine months of 2025 was due primarily to capital expenditures associated with our commitments under the Updated Services Agreements (as defined in our periodic reports), offset partially by funding of $299.6 million received in connection with the Infrastructure Prepayment (as defined in our periodic reports) as well as proceeds of $27.1 million pursuant to the 2023 Funding Agreement (as defined in our periodic reports).

Operating cash flows include cash receipts from our customers for the performance of wholesale capacity services and the sale of satellite voice and data equipment and services. We use cash in operating activities primarily for network operating costs, personnel costs, inventory purchases and other general corporate expenditures. Investing outflows largely relate to network expansion and upgrades, including satellite and ground construction and satellite launch costs. Financing activities relate primarily to debt recoupment of the 2021 Funding Agreement by our largest customer and preferred stock dividend payments.

Adjusted free cash flow during the first nine months of 2025 was $133.3 million compared to $74.5 million during the same period in 2024. This increase includes $37.5 million in accelerated service payments received during 2025 as well as higher service payments received pursuant to the Updated Services Agreements. Refer to "Reconciliation of Non-GAAP Adjusted Free Cash Flow" for further details on the calculation of this metric.

The principal amount of our debt outstanding was $418.7 million at September 30, 2025, compared to $417.5 million at December 31, 2024. This increase was due to the issuance of $27.1 million of debt under the 2023 Funding Agreement in August 2025, which was largely offset by scheduled recoupments of $26.0 million under the 2021 Funding Agreement.

FINANCIAL OUTLOOK

We reiterate our financial outlook for 2025, as follows:

•Total revenue between $260 million and $285 million
•Adjusted EBITDA margin of approximately 50%

This guidance reflects our current expectations that the potential impacts from tariffs will be minimal.

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss its third quarter 2025 results at 5:00 p.m. Eastern Time (ET) on Thursday, November 6, 2025. Details are as follows:

Earnings Call:	The earnings call will be available via webcast from the following link.

Webcast Link: https://edge.media-server.com/mmc/p/3ekv2xfw

To participate in the earnings call via teleconference or to participate in the live Q&A session, participants should register at the following link to receive an email containing the dial-in number and unique passcode.

Participant Teleconference Registration Link:
https://register-conf.media-server.com/register/BI031efc4f366c44f39d1600f616d3185e

Audio Replay:	For those unable to participate in the live call, a replay of the webcast will be available in the Investor Relations section of the Company's website until November 6, 2026.

About Globalstar, Inc.
Globalstar is a global telecommunications provider connecting what matters most. Through our industry-leading low Earth orbit (LEO) satellite constellation and licensed Band 53/n53 spectrum, we deliver reliable satellite and terrestrial connectivity solutions that empower customers worldwide to connect, transmit, and communicate smarter.

Our comprehensive connectivity ecosystem includes software-defined, purpose-built private wireless network platform, coupled with Globalstar Band 53 in XCOM RAN™ and trusted GPS messengers Saved by SPOT™ for safety and personal communication for business and enterprise applications.

Serving business, enterprise, and consumer markets across the globe, Globalstar supports applications that track and protect assets, enable automation, enhance operational efficiency, and safeguard lives. With unmatched reach and a relentless focus on innovation, and mission-critical performance, we're redefining what's possible for global connectivity.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor Contact Information:
investorrelations@globalstar.com

Cautionary Statement About Forward-Looking Statements
Certain statements contained in this press release other than purely historical information, including, but not limited to, expectations regarding future revenue, financial performance, financial condition, liquidity, adjusted free cash flow, projections, estimates and guidance, statements relating to our business plans, objectives and expected operating results, our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives) and the completion and launch of new satellites, our expectations regarding the outcomes of regulatory and licensing proceedings, the expected growth prospects of our existing customers and the markets that we serve, our expectations relating to the impact of trade policies (including tariffs), our expectations about our ability to integrate the licensed technology into our current line of business, the expected benefits of the updated services agreements, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” "might," "could," “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those described under Item 1A. Risk Factors of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in the Company’s other filings with the SEC. The Company undertakes no obligation to update any of the forward-looking statements after the date of this press release to reflect actual results, future events or circumstances or changes in our assumptions, business plans or other changes.

This press release contains measures such as EBITDA, Adjusted EBITDA, and Adjusted free cash flow, which are not recognized under U.S. generally accepted accounting principles (GAAP). Reconciliations of these non-GAAP measures to amounts reported in the Company’s consolidated financial statements are provided in this press release. For forward-looking Adjusted EBITDA margin, the Company is unable to provide a reconciliation to the most comparable GAAP measure without unreasonable effort because estimating such GAAP measures and providing a meaningful reconciliation is extremely difficult and requires a level of precision that is unavailable for these future periods and the information needed to reconcile these measures is dependent upon future events, many of which are outside of our control as described above. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue:
Service revenue	$69,635	$68,908	$189,918	$180,008
Subscriber equipment sales	4,210	3,399	11,107	9,164
Total revenue	73,845	72,307	201,025	189,172
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	22,206	19,185	60,310	54,058
Cost of subscriber equipment sales	3,422	2,515	8,350	6,739
Marketing, general and administrative	11,347	10,439	32,619	31,438
Stock-based compensation	4,906	8,254	17,812	26,645
Reduction in the value and disposal of long-lived assets	115	231	7,153	536
Depreciation, amortization, and accretion	21,693	22,249	66,980	66,456
Total operating expenses	63,689	62,873	193,224	185,872
Income from operations	10,156	9,434	7,801	3,300
Other income (expense):
Interest income and expense, net of amounts capitalized	(11,029)	(2,872)	(26,402)	(10,301)
Foreign currency (loss) gain	(588)	4,918	15,484	(3,417)
Derivative and other	3,651	186	9,935	(605)
Total other (expense) income	(7,966)	2,232	(983)	(14,323)
Income (loss) before income taxes	2,190	11,666	6,818	(11,023)
Income tax expense	1,100	1,732	3,851	1,922
Net income (loss)	$1,090	$9,934	$2,967	$(12,945)

Net (loss) income attributable to common shareholders	(1,583)	7,261	(4,965)	(20,906)
Net (loss) income per common share:
Basic (1)	$(0.01)	$0.06	$(0.04)	$(0.17)
Diluted (1)	(0.01)	0.06	(0.04)	(0.17)
Weighted-average shares outstanding:
Basic (1)	126,688	126,150	126,593	125,758
Diluted (1)	126,688	127,337	126,593	125,758
(1) The number of shares as of September 30, 2024 have been restated to reflect the 1:15 reverse stock split effectuated on February 10, 2025. All historical share and per share amounts for the periods prior to the completion of the reverse stock split reflected in this press release have been adjusted to reflect the reverse stock split.

GLOBALSTAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and share data)
(Unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$346,293	$391,164
Accounts receivable, net of allowance for credit losses of $1,342 and $1,504, respectively	25,972	26,952
Inventory	11,425	10,741
Prepaid expenses and other current assets	17,298	18,714
Total current assets	400,988	447,571
Property and equipment, net	1,209,282	673,632
Operating lease right of use assets, net	67,416	31,835
Prepaid network costs	220,607	312,342
Derivative asset	120,765	108,799
Intangible and other assets, net of accumulated amortization of $11,353 and $7,625, respectively	143,292	136,058
Total assets	$2,162,350	$1,710,237
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$23,503	$34,600
Accounts payable and accrued expenses	45,202	29,677
Accrued network construction costs	27,931	15,613
Payables to affiliates	175	394
Deferred revenue, net	61,574	61,201
Total current liabilities	158,385	141,485
Long-term debt	485,081	476,822
Operating lease liabilities	56,166	26,256
Deferred revenue, net	672,827	288,171
Other non-current liabilities	425,066	418,620
Total non-current liabilities	1,639,140	1,209,869

Total liabilities	1,797,525	1,351,354

Stockholders’ equity:
Series A Perpetual Preferred Stock of $0.0001 par value; 300,000 shares authorized and 149,425 issued and outstanding at September 30, 2025 and December 31, 2024, respectively	—	—
Voting Common Stock of $0.0001 par value; 143,333,334 shares authorized; 126,821,483 and 126,424,799 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively (1)	13	13
Additional paid-in capital (1)	2,485,952	2,473,564
Accumulated other comprehensive income	4,039	13,452
Retained deficit	(2,125,179)	(2,128,146)
Total stockholders’ equity	364,825	358,883
Total liabilities and stockholders’ equity	$2,162,350	$1,710,237
(1) The number of shares as of December 31, 2024 have been restated to reflect the 1:15 reverse stock split effectuated on February 10, 2025. All historical share and per share amounts for the periods prior to the completion of the reverse stock split reflected in this press release have been adjusted to reflect the reverse stock split.

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net income (loss)	$1,090	$9,934	$2,967	$(12,945)

Interest income and expense, net	11,029	2,872	26,402	10,301
Derivative (gain) loss	(3,582)	(130)	(9,486)	849
Income tax expense	1,100	1,732	3,851	1,922
Depreciation, amortization, and accretion	21,693	22,249	66,980	66,456
EBITDA (1)	31,330	36,657	90,714	66,583

Non-cash compensation	4,906	8,254	17,812	26,645
Foreign exchange gains and losses and other	519	(4,973)	(15,988)	3,175
Reduction in the value and disposal of long-lived assets	115	266	7,153	571
Non-cash expenses associated with the License Agreement (2)	704	1,844	3,321	5,455
Transaction costs in connection with the Updated Services Agreements	—	757	702	2,571
Adjusted EBITDA (1)	$37,574	$42,805	$103,714	$105,000

(1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, and certain other non-cash or non-recurring charges as applicable. Management uses Adjusted EBITDA to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net loss. These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

(2)	In connection with the License Agreement with XCOM, the Company entered into a Support Services Agreement (the “SSA”). Fees payable by Globalstar pursuant to the SSA were paid in shares of its common stock prior to its termination in 2025. Costs also include the initial non-cash intangible asset technology amortization associated with the initial purchase of certain intangible assets made in the form of Globalstar common stock.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Service revenue:
Wholesale capacity services	$47,346	$43,861	$126,440	$109,149
Subscriber services
Commercial IoT	6,867	6,650	20,498	19,803
SPOT	9,452	10,444	28,047	31,066
Duplex	4,726	5,955	11,855	15,675
Government and other services	1,244	1,998	3,078	4,315
Total service revenue	69,635	68,908	189,918	180,008

Subscriber equipment sales	4,210	3,399	11,107	9,164

Total revenue	$73,845	$72,307	$201,025	$189,172

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Average subscribers
Commercial IoT	542,715	512,260	531,559	506,657
SPOT	220,609	242,134	225,236	245,592
Duplex	20,220	26,535	21,569	27,899
Other	229	286	239	298
Total	783,773	781,215	778,603	780,446

ARPU (1)
Commercial IoT	$4.22	$4.33	$4.28	$4.34
SPOT	14.28	14.38	13.84	14.05
Duplex	77.91	74.81	61.07	62.43

(1)    ARPU measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

GLOBALSTAR, INC.
RECONCILIATION OF NON-GAAP ADJUSTED FREE CASH FLOW
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30, 2025	September 30, 2024
Net cash provided by operating activities (1)	$445,762	$98,535
Less: payments received pursuant to the Infrastructure Prepayment	(299,575)	—
Less: capital expenditures, excluding reimbursable network purchases (2)	(12,936)	(24,060)
Adjusted free cash flow (3)	$133,251	$74,475

(1)	Net cash provided by operating activities is calculated under GAAP and is reflected in the Company's consolidated statements of cash flows.
(2)	Excludes the reimbursable portion of upfront network purchases for the Phase 2 Service Period and the Extended MSS Network pursuant to the Updated Services Agreements. The costs are reimbursed under such agreements in future periods.
(3)	Free cash flow is calculated using net cash provided by operating activities less capital expenditures (which may also be referred to as network upgrades). The Company excludes capital expenditure payments made pursuant to the Updated Services Agreements; amounts which are prepaid by the Customer pursuant to such agreements, that are recorded as operating cash flows, are also excluded from this calculation as those amounts are used to fund associated capital expenditures. Free cash flow as so defined may not be similar to free cash flow as defined by other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's consolidated financial statements. The Company believes that free cash flow is a useful financial metric concerning liquidity, reflecting available cash after capital expenditures, that may be used to fund general corporate expenditures as well as for investments in strategic growth opportunities.